Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED MARCH 14, 2014 TO PROSPECTUS DATED MAY 1, 2013

FEBRUARY 2014 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	February 2014	Year to Date	02/28/2014	02/28/2014
Series A-1	9.11%	11.08%	$6,328,263	$1,203.49
Series A-2	9.29%	11.45%	$2,168,953	$1,365.68
Series B-1	10.20%	11.69%	$1,463,751	$1,019.96
Series B-2	10.39%	12.06%	$3,016,445	$1,116.08

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

FEBRUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended February 28, 2014)

STATEMENT OF INCOME

FEBRUARY 2014
Investment income, interest	$21

Expenses
Management fee	11,915
Ongoing offering expenses	—
Operating expenses	3,972
Selling commissions	10,591
Other expenses	142
Incentive fee	—
Brokerage commissions	10,400
Total expenses	37,020

Net investment loss	(36,998)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	139,173
Net change in unrealized appreciation on futures and forward contracts	425,979

Net gain on investments	565,152

Net increase in net assets from operations	$528,154

STATEMENT OF CHANGES IN NET ASSET VALUE

FEBRUARY 2014
Net assets, beginning of period	$6,374,313

Net increase in net assets from operations	528,154

Capital share transactions
Issuance of shares	18,000
Redemption of shares	(592,203)

Net decrease in net assets from capital share transactions	(574,203)

Net decrease in net assets	(46,049)

Net assets, end of period	$6,328,263
NAV Per Unit, end of period	$1,203.49

SUPERFUND GOLD, L.P. – SERIES A-2

FEBRUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended February 28, 2014)

STATEMENT OF INCOME

FEBRUARY 2014
Investment income, interest	$7

Expenses
Management fee	4,077
Ongoing offering expenses	—
Operating expenses	1,359
Other expenses	48
Incentive fee	—
Brokerage commissions	3,559
Total expenses	9,043

Net investment loss	(9,036)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	47,621
Net change in unrealized appreciation on futures and forward contracts	145,756

Net gain on investments	193,377

Net increase in net assets from operations	$184,341

STATEMENT OF CHANGES IN NET ASSET VALUE

FEBRUARY 2014
Net assets, beginning of period	$2,135,560

Net increase in net assets from operations	184,341

Capital share transactions
Issuance of shares	0
Redemption of shares	(150,947)

Net decrease in net assets from capital share transactions	(150,947)

Net increase in net assets	33,394

Net assets, end of period	$2,168,953
NAV Per Unit, end of period	$1,365.68

SUPERFUND GOLD, L.P. – SERIES B-1

FEBRUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended February 28, 2014)

STATEMENT OF INCOME

FEBRUARY 2014
Investment income, interest	$9

Expenses
Management fee	2,756
Ongoing offering expenses	—
Operating expenses	919
Selling commissions	2,450
Other expenses	227
Incentive fee	—
Brokerage commissions	3,627
Total expenses	9,978

Net investment loss	(9,969)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	50,931
Net change in unrealized appreciation on futures and forward contracts	94,534

Net gain on investments	145,465

Net increase in net assets from operations	$135,496

STATEMENT OF CHANGE IN NET ASSET VALUE

FEBRUARY 2014
Net assets, beginning of period	$1,712,006

Net increase in net assets from operations	135,496

Capital share transactions
Issuance of shares	0
Redemption of shares	(383,750)

Net decrease in net assets from capital share transactions	(383,750)

Net decrease in net assets	(248,254)

Net assets, end of period	$1,463,751
NAV Per Unit, end of period	$1,019.96

SUPERFUND GOLD, L.P. – SERIES B-2

FEBRUARY 2014 ACCOUNT STATEMENT

 (Prepared from Books without Audit for the Month ended February 28, 2014)

STATEMENT OF INCOME

FEBRUARY 2014
Investment income, interest	$19

Expenses
Management fee	5,670
Ongoing offering expenses	—
Operating expenses	1,890
Other expenses	467
Incentive fee	—
Brokerage commissions	7,462
Total expenses	15,489

Net investment loss	(15,470)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	104,782
Net change in unrealized appreciation on futures and forward contracts	194,486

Net gain on investments	299,268

Net increase in net assets from operations	$283,798

STATEMENT OF CHANGE IN NET ASSET VALUE

FEBRUARY 2014
Net assets, beginning of period	$2,721,778

Net increase in net assets from operations	283,798

Capital share transactions
Issuance of shares	10,870
Redemption of shares	—

Net increase in net assets from capital share transactions	10,870

Net increase in net assets	294,668

Net assets, end of period	$3,016,445
NAV Per Unit, end of period	$1,116.08

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.